Exhibit 10.84

LEASE AGREEMENT

     THIS LEASE AGREEMENT is made this 2nd day of September, 1999, by and between LPR ASSOCIATES, a Maryland Partnership, having an office at 1312 South Main Street, Suite 2, Mt. Airy, Maryland 21771 (hereinafter called “Landlord”) and MR. TIRE, INC., a Maryland corporation with office at 23 Walker Avenue, Baltimore, Maryland 21208 (hereinafter called “Tenant”).

     WITNESSETH: That in consideration of the rents, covenant and agreements herein contained, Landlord leases to Tenant, and Tenant rents from Landlord, the hereinafter described store premises (hereinafter called the “premises”).

Premises:	6,156 square feet of floor space as shown on the plan attached hereto as Exhibit “A” together with the right to use, in common with Landlord, other tenants of the Center and their patrons, the common areas of the Center.

Center:	The Food Lion Shopping Center on South Main Street in the Town of Mt. Airy, Frederick County, Maryland.

Minimum Annual Rent:

Initial Term:	Years 1-5 - $101,568.00; $8,464.00 per month
Years 6-10 - $116,840.88; $9,736.74 per month

Renewal Terms:	Years 11-15 - $134,323.92; $11,193.66 per month
Years 16-20 - $154,454.04; $12,871.17 per month
Years 21-25 - $177,662.16; $14,805.18 per month
Years 26-30 - $204,317.64; $17,026.47 per month
Years 31-35 - $234,974.52; $19,581.21 per month
Years 36-40 - $270,186.84; $22,515.57 per month

Taxes, Maintenance
Expenses and
Insurance:	Tenant shall reimburse Landlord for its share 7% of the annual real property taxes, common area expenses and insurance premiums for the Center.

Security Deposit:	$8,464.00

ARTICLE I

THE PREMISES

Section 1.1. Landlord shall perform all of the work set forth in Exhibit “B”; provided, however, if the cost thereof exceeds One Hundred Eighty-Eight Thousand Dollars ($188,000.00), Tenant shall, promptly, upon demand, pay the excess to Landlord. Tenant shall perform any other work necessary for it to conduct the business allowed by this Lease; provided, however, Tenant shall submit to Landlord, for its prior approval, plans for its work.

ARTICLE II

TERM

Section 2.1. Commencement Date and Length of Initial Term. The initial term of this Lease shall begin on the earlier to occur of (i) thirty (30) days from the date Landlord’s architect notifies Tenant that it has completed its work in the premises as set forth in Exhibit B in a manner sufficient to allow Tenant to obtain a certificate of use and occupancy after Tenant completes its work in the Premises or (ii) the day on which Tenant opens for business in the premises; and end ten (10) years after the first day of the first full calendar month of the term.

Section 2.2. Renewal Term. Tenant shall have the option to renew the term of this Lease for six (6) additional, successive terms of five (5) years each, provided that this Lease is in full force and effect and free of defaults by Tenant on the day a renewal option is exercised and on the day a renewal term begins. The renewal terms shall be on the same terms, covenants and conditions as the initial term, except that the rent shall be as hereinabove set forth, and there shall be no further right of renewal after the last renewal term provided for herein. Each right of renewal must be exercised by delivery to Landlord of an unequivocal written notice of election to renew at least twelve (12) months prior to the end of the initial term, or the then renewal term, as the case may be and upon the giving of notice and without any further instrument, this Lease shall be renewed.

ARTICLE III

QUIET ENJOYMENT, SUBORDINATION,
COMMENCEMENT AND ESTOPPEL CERTIFICATES

Section 3.1. Quiet Enjoyment. So long as Tenant complies with the terms, covenants and conditions of this Lease on Tenant’s part, Tenant shall have the peaceful and quiet use of the premises, subject to the terms, covenants and conditions of this Lease, without interference by Landlord or anyone claiming by, through or under Landlord.

Section 3.2. Mortgage Subordination and Seniority. The holder of any mortgage or deed of trust hereafter placed upon the Center shall have the right to elect, at any time, whether this Lease shall be subordinate to the operation and effect of the mortgage or deed of trust. Tenant shall, upon request, execute a subordination agreement in form satisfactory to the holder; provided that the Agreement stipulates that Tenant’s possession shall not be disturbed so long as it is not in default of its obligations hereunder.

Section 3.3. Commencement and Estoppel Certificates. When the term begins, Tenant shall promptly enter into a written agreement with Landlord stipulating the beginning and ending dates of the initial term. Within three (3) days after a written request from time to time made by Landlord, Tenant shall deliver to Landlord a signed and acknowledged statement setting forth: (i) that this Lease is unmodified, in full force and effect, free of existing defaults of landlord and free of defenses against enforceability (or if there have been modifications or defaults, or if Tenant claims defenses against the enforceability hereof, then stating the modifications, defaults and/or defenses), (ii) the dates to which rent and additional rent have been paid, and the amount of any advance rentals paid, (iii) the beginning and ending dates of the initial term, (iv) whether Tenant has given notice exercising the right to renew this Lease, and if so, the renewal terms so opted, (v) that Tenant has no outstanding claims against Landlord (or if there are any claims, then stating the nature and amount of such claims) and (vi) the status of any other obligation of either party under or with respect to this Lease; it being intended that any such statement may be relied upon by any purchaser or mortgagee of Landlord’s interest in the premises, or any prospective purchaser or mortgagee.

ARTICLE IV

RENT

Section 4.1. Minimum Rent. The minimum rent shall be paid in advance, on the first day of each calendar month.

Section 4.2. Additional Rent. Whenever under the terms of this Lease any sum is required to be paid by Tenant in addition to minimum rent, whether or not such sum is herein designated as “additional rent” or provision is made for collection additional rent, it shall, nevertheless, be deemed to be additional rent, and shall be collectible as rent. All minimum rent and additional rent shall be paid without set off, abatement, deduction or recoupment, except as expressly set forth in this Lease. Any payment by Tenant of a lesser amount of minimum or additional rental than is then due shall be applied to such category of arrearage as Landlord may designate irrespective of any contrary designation by Tenant and to the oldest, most recent or other portion of the sum due as Landlord may determine; and Landlord’s acceptance of any partial payment shall not be deemed an accord and satisfaction and shall be without prejudice to Landlord’s right to pursue other remedies.

Section 4.3. Payment. All rent payable and all statements due by Tenant to Landlord shall be paid and mailed to Landlord at P. O. Box 128, Mt. Airy, Maryland 21771 or at such other address as Landlord may designate in writing to Tenant.

Section 4.4. Net Rent. The rent reserved hereunder shall be net, net, net to Landlord and all costs, charges, expense and obligations of every kind relating to the premises and its use and occupancy, which may arise or become due during the term of this Lease, shall be paid by Tenant.

ARTICLE V

SECURITY DEPOSIT

Section 5.1. Landlord hereby acknowledges receipt from Tenant of Eight Thousand Four Hundred Sixty-Four Dollars ($8,464.00) to be held by Landlord as security for the payment of rent and the performance of Tenant’s other obligations under this Lease. This deposit shall be returned to Tenant at the end of the tenancy, so long as all rent and additional rent payable to that date has been received by Landlord and Tenant is not otherwise in default of any of its obligations hereunder. If Tenant defaults in the payment of rent or in the performance or observance of any other obligation its part under this Lease, Landlord may apply the deposit to payment of the rent in default or other money arrearage and/or to the damages and costs incurred by Landlord as a result of any default, and/or to costs incurred by Landlord in rectifying any default, and/or to the prepayment of minimum rent for any subsequent period of the term and/or to any amount to which Landlord may be entitled under this Lease; and Tenant shall promptly thereafter restore the deposit to the original amount. The right of Landlord to apply the security deposit as above specified shall not be construed as a limitation upon Landlord’s right to invoke any other remedy available under this Lease or at law or equity for breach of this Lease, or to collect the full amount of damages owing by Tenant on account of any breach.

ARTICLE VI

PERMITTED USE AND CONTINUED OCCUPANCY

Section 6.1. (a) Permitted Use. The premises shall be used and occupied solely as an auto service center and Allstate Rent-A-Car. The premises may not be used for any other purpose.

     (b) Special Restrictions. Without any intention to diminish the efficacy of Section 6.1(a), but in order to specify particular uses and practices which, if engaged in by Tenant, would be in violation of other leases, or recorded agreements pertaining to the Center, or of exclusive use privileges which Landlord has, will or may desire to grant or which constitute businesses or practices which Landlord may desire to prohibit or control, Tenant shall not, at any time: operate a second hand store, general merchandise or discount department store, “Army Navy” or “surplus” store, nor may the premises be utilized for the sale of health and/or beauty aids, automobiles, trucks, trailers, or other motor vehicles, pornographic materials or merchandise normally used or associated with illegal or unlawful activities, nor may the premises be used as a food supermarket, dairy store, ice cream store, hardware store, convenience store, drug store or pharmacy, or as a pool hall, bowling alley, funeral parlor, movies or live theater or peep show, arcade (for video games, pinball machines, or other amusement devices), massage parlor, cocktail lounge, tavern, bar, flea market, health spa, child center, skating rink, establishment which sells alcoholic beverages for on-premises consumption or other health, recreational or entertainment type activity. No vending machines may be placed anywhere outside of the premises.

Section 6.3. Permitted Name. Tenant shall conduct business on the premises in the name of “MR. TIRE-Allstate Rent-A-Car” and under no other name or trade name unless the use of another name is approved in writing by Landlord.

Section 6.4. Restrictions on Landlord. So long as Tenant is continuously conducting its automotive service business in the premises, Landlord shall not lease any space in the Center (other than the premises) for the primary purpose of operating an automotive service center. In order to satisfy the requirements hereof, leases of space in the Shopping Center hereafter made may require the lessee thereunder to covenant either that it will not use its premises for the aforesaid prohibited purpose or that such lessee shall use its premises only for some specific purpose or purposes specified in such lease (and not prohibited hereby). Landlord shall not be liable in damages or otherwise if any lessee in the Center violates any such covenant in the lease between Landlord and such lessee; and Tenant shall not be entitled to cancel this Lease by reason of other lessee’s violation of any such covenant. Tenant may, however, at its expense, bring an action at law or in equity in its own name or in Landlord’s name, against any lessee to enforce any such covenant or to enjoin the violation thereof; Tenant shall save Landlord harmless from any liability or expense that Landlord might suffer or incur by reason of the filing of such action by Tenant in Landlord’s name.

     The parties acknowledge that the foregoing restriction has been imposed at the request of Tenant and for the sole benefit of Tenant. Accordingly, Tenant agrees to indemnify and hold Landlord harmless from all damages, costs, and liabilities whatever, including but not limited to Landlord’s attorneys’ fees and any award of damages incurred by Landlord as a result of legal proceedings, either threatened or instituted, as a result of the imposition of the foregoing restrictions.

     The foregoing restriction shall not apply to the premises presently occupied by “Food Lion” and “Southern States”; and shall be subject to right of the hardware store in the Center to sell any or all of items that Tenant may sell from the premises.

ARTICLE VII

COMMON AREAS

Section 7.1. (a) Tenant’s Right to Use Common Areas. Tenant and its customers shall be entitled to the non-exclusive use, free of charge, but in common with others, of (1) the automobile parking areas (herein called “parking areas”) from time to time made available by Landlord in the Center, for parking of vehicle only; (2) the entrances and exits thereto and the driveways thereon, for vehicular and pedestrian ingress and egress only (which parking areas, entrances, exits thereto and the driveways thereon, for vehicular and pedestrian ingress and egress only (which parking areas, entrances, exits and driveways are sometimes herein collectively called “vehicle areas”); and (3) the pedestrian walkways in the Center, for pedestrian ingress and egress only. All of the facilities described in (1), (2) and (3) are herein sometimes collectively called “common areas”. Tenant and its contractors, agents (other than premises employees), licensees, invitees and suppliers may use any of the vehicle areas for ingress and egress and may use the parking areas for parking of noncommercial vehicles and may load and unload commercial vehicles in the parking area at the service door to the premises and shall thereafter promptly remove such vehicles; and may use any delivery driveway designated by Landlord for access to the premises for deliveries, pickups and other services to the premises, but no other driveways. All such uses shall be subject to rules and regulations prescribed from time to time by Landlord; and Landlord shall have exclusive management and control over the common areas. The common areas shall only be used as herein set forth. The storage or placing of tires or any other items or the sale of any item, or the placement of vending machines outside the premises or anywhere in the common areas or in the corridor or loading area is prohibited. Parking in any driveway or other area of the Center not specifically designed for parking is prohibited.

     (b) Employee Parking. Tenant and its employees shall have the right, in common with others, to park vehicles in the areas that Landlord designates as employee parking areas and in no other areas and may use the other vehicle areas for ingress and egress only. Tenant shall promptly furnish to Landlord, on request, license numbers of vehicles used by Tenant and its employees. If for employee of Tenant parks a vehicle in an area other than that designated for parking of employees, Tenant shall pay Landlord Ten Dollars ($10.00) per day or partial day for each vehicle so parked, and Landlord shall have the right to remove such vehicle to the designate employee parking area at Tenant’s expense, if Landlord gives the manager of the premises oral or written notice of such employee’s current or past parking violations at least two (2) days prior to removal. Tenant shall defend, indemnify and save Landlord harmless from any claims for damages which may be made against Landlord by any employee of Tenant on account of or arising out of removal of a vehicle belonging to an employee of Tenant.

     (c) Control of Parking Areas. In order to preserve the parking areas for the use of patrons of the Center, Landlord may exact parking charges (by meters or otherwise) provided that provision is made for free parking ticket validation for Tenant’s customers, may close temporarily all or any portion of the common areas as may be required for proper maintenance and/or repair or to avoid areas as may be required for proper maintenance and/or repair or to avoid deduction to public use, and take such other action as it deems advisable in its business judgment in order to secure or improve the convenience and use thereof by the tenants of the Center and their customers. Landlord may from time to time change the location, layout and arrangement of the parking areas, driveways and walkways and erect buildings or other temporary or permanent structures or improvements thereon, provided that Landlord maintains sufficient automobile parking facilities for the Center to comply with legal requirements, and does not deprive Tenant of access to the premises.

     (d) No Public Use. Nothing herein contained shall be deemed to be a dedication of the common areas to public use, it being Landlord’s intention that the common areas may be used only by Tenant and the other permitted users mentioned in this Section, and then only for the limited purposes specified as to each user.

Section 7.2. Maintenance of Common Areas. Landlord shall provide illumination of the common areas during such after dark hours as Landlord shall determine, and shall keep the common areas in reasonable repair, substantially clear of ice and snow to allow substantial use thereof for the intended purpose, with reasonable diligence under the circumstances.

Section 7.3. Maintenance Contribution. As a contribution to Landlord’s costs of operating and maintaining the common areas and the facilities thereon, Tenant shall pay Landlord, beginning on the commencement date, 7% of the cost of maintaining and operating the common areas and facilities of the Center. Tenant shall be billed quarterly for its contribution to Common Area Costs. This year, Tenant’s quarterly contribution would be $525.00. Contributions shall be adjusted within thirty (30) days after Landlord determines its actual costs for any fiscal period to reflect Tenant’s actual share of costs, at which time Landlord shall provide Tenant with detailed breakdown of the costs and expenses, and, if requested, copies of bills for items included thereon. Tenant shall pay any balance owing for the period, or shall be refunded any excess, as the case may be, and the monthly payments shall also be adjusted to conform to the cost projection adopted by Landlord.

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

Section 8.1. Restrictions on Assignment. Tenant shall not assign this Lease or sublease any of the premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any assignment by operation of law, attachment or assignment for the benefit of creditors shall constitute a default hereunder.

Section 8.2. No Waiver. If Landlord consents to any assignment or sublease as defined in and prohibited by Section 8.1, any rent in excess of the rent reserved herein shall be paid to Landlord and, in addition to any other consideration that may pass between the parties in connection therewith, Tenant and any assignee or sublessee shall be deemed to have covenanted not to make any further assignment or sublease contrary to the provisions of Section 8.1. and such covenant shall be deemed to have been made as of the date of consent and shall take effect prospectively from the date thereof.

ARTICLE IX

REPAIRS

Section 9.1. Tenant shall make all necessary repairs to the sprinkler system, heating, ventilating and air conditioning systems and all other machinery, equipment, facilities and systems in and servicing the premises and Tenant shall keep the premises, including the store front, windows, doors and signs, in good condition and repair, and shall make all replacements required to maintain said status of repair. Tenant shall maintain a service contract for the heating, ventilating and air conditioning systems servicing the premises with companies acceptable to Landlord. At the beginning of the term of copy of the contract shall be given to Landlord and copies of renewals thereof given to Landlord prior to expiration. Tenant shall also keep in good condition and repair the common areas within fifteen feet of the wall of the premises service door, and Tenant shall keep said area clean. Landlord shall maintain and repair the roof, walls and other structural portions, excluding the overhead doors and adjacent areas of the premises. All repairs and replacements shall be equal in quality to original construction.

ARTICLE X

UTILITIES

Section 10.1. Payment for Utilities. Beginning on the date Tenant enters the premises, Tenant shall pay all charges for water and sewer service furnished to the premises based on the usage shown by utility company meters exclusively for the premises. Tenant shall also pay, when due, all consumption charges for all other services furnished to the premises, including, but without limitation, heat, air conditioning, electricity and telephone. Charges billed by utility companies shall be paid by Tenant directly to the companies.

     Landlord shall not be liable to Tenant for damages because of any interruption in utility services, and Tenant shall not be entitled to claim a constructive eviction due to such interruption, but Landlord shall proceed with reasonable diligence to restore such service to the extent that it is within Landlord’s control.

ARTICLE XI

TENANT’S OPERATIONS, ALTERATIONS, MACHINES, SIGNS AND COMPLIANCE

Section 11.1. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit “C” attached hereto, and with any additions and modifications adopted from time to time by Landlord, and each rule and regulation shall be deemed a covenant of this Lease to be performed and observed by Tenant.

Section 11.2. Garbage Collection Service. Landlord has provided a dumpster near the rear of the premises in which Tenant shall place all garbage and trash generated on site. Tenant may not, however, place any tires, lubricants or any other hazardous materials therein. Tenant shall provide for removal of such items. Tenant may not, however, place any garbage or trash generated off site and all such refuse may not be brought to the Center. Tenant shall insure that all of its refuse is placed in the dumpster and that the area surrounding the dumpster is clean and neat.

Section 11.3. Alterations. Tenant shall not make any alterations, additions or improvements to the store front of the premises or any alterations, additions or improvements affecting structural or support elements of or in the building of which premises are a part, or affecting any utility system servicing the which the premises or other parts of the Center. Any alterations, additions or improvements by Tenant which are permitted hereunder or hereafter approved by Landlord shall immediately become the property of Landlord and remain upon the premises at the end of the term unless Landlord notifies Tenant to restore the premises to its original condition, in which event Tenant shall comply with such requirement prior to the expiration of the term. Tenant shall not cut or drill into, or secure any fixtures, apparatus or equipment of any kind to, any part of the premises without Landlord’s prior written consent; and if Tenant shall cut through or pierce the roof or exterior walls of the premises, Landlord’s repair obligations respecting the roof or exterior walls (as the case may be) under Section 9.1 hereof shall thereupon terminate. Before undertaking any alterations permitted hereunder or consented to by Landlord, Tenant shall obtain and furnish to Landlord an endorsement to the public liability insurance policy required to be carried by Tenant under Section 14.02 hereof to cover liabilities incurred in connection with any work undertaken by Tenant.

Section 11.4. Signs. Tenant may, at its expense, pursuant to applicable permits, install a single face sign on the front and side of the premises and, a sign panel in place of the Rite-Aid panel on the existing free standing sign facing Ridge Ville Boulevard. The design of each shall be approved by Landlord prior to installation. Tenant shall not place, suffer to be placed or maintain any other sign, billboard, marquee, awning, decoration, placard, lettering, advertising matter or other thing of any kind, permanent or temporary, on the exterior of the premises, or in or on any window, or door of the premises.

Section 11.5. Compliance with Laws and Insurance Requirements. Tenant shall promptly comply with all laws, rules, regulations, requirements and recommendations of governmental bodies and public authorities and of the Insurance Service Office for the area in which the premises are situated and of Landlord’s insurers, pertaining to the premises and the use and occupancy thereof, and to fire preventive, warning and extinguishing apparatus. Tenant shall not do or suffer to be done, or keep or suffer to be kept anything in or about the premises which will contravene any of Landlord’s insurance policies on the Center or any part thereof (including, without limitation fire, casualty, liability, and rent insurance) or which will prevent Landlord from procuring policies in companies reasonably acceptable to Landlord, or which will impair Landlord’s rights to collect on any insurance policy; and if anything done, omitted to be done or suffered to be done by Tenant (including, without limitation, failure to occupy the premises) or kept, or suffered by Tenant to be kept in or about the premises shall cause the rate of any insurance on the premises or on any other part of the Center to be increased above the rate applicable to the least hazardous type of retail occupancy permitted in the Center or shall cause any policy of Landlord’s to be canceled or result in the disturbance of an insurance recovery, then Tenant will pay the increase in premium promptly upon Landlord’s demand or indemnify Landlord for any loss to the extent that insurance proceeds are insufficient to fully cover such loss, as the case may be.

ARTICLE XII

MECHANIC’S LIENS AND OTHER LIENS

Section 12.1. Mechanic’s and Materialmen’s Liens. If any mechanic’s or other lien is filed against any part of the Center by reason of any labor, material or service furnished or alleged to have been furnished to Tenant or for any change, alteration, addition or repair to the premises made by Tenant, Tenant shall cause such lien to be released of record by payment, bond or otherwise as allowed by law, at Tenant’s expense, within thirty (30) days after the filing thereof; and Tenant shall, at its expense, defend any proceeding for the enforcement of any such lien, discharge any judgment thereon and save Landlord harmless from all losses and expenses resulting therefrom, including counsel fees and other expenses incurred by Landlord if it elects to defend or participate in the defense of such proceeding.

Section 12.2. Other Liens. Tenant shall not permit the premises to be subjected to any statutory lien by reason of any act or omission of Tenant or its concessionaires, licensees or subtenants or their respective agents, employees or contractors; and in the event that any such lien attaches to the premises or the Center, Tenant shall discharge the same promptly by payment, bond or otherwise as allowed by law, at its expense, within thirty (30) days after the filing thereof.

ARTICLE XIII

ROOF, WALLS AND INTERIOR

Section 13.1. Use of Roof and Walls by Landlord. Landlord reserves the exclusive rights to the use of all or any part of the roof of the premises, air space there above, and the rear and side walls of the premises, for support or other purposes.

Section 13.2. Pipes and Conduits. Landlord reserves the right to install and maintain pipes, conduits, wires and ducts in and through the premises to serve other part of the Center, so long as any visible installation does not unreasonably interfere with the use or appearance of the premises.

ARTICLE XIV

PUBLIC LIABILITY AND INSURANCE

Section 14.1. Damage to Landlord’s Property. Tenant shall indemnify Landlord for any damage to any property of Landlord in the Center caused by or arising out of or in connection with any act or omission of

Tenant, its employees, agents or contractors, or Tenant’s occupancy or use of the premises, or any thing, matter or condition of, on or pertaining to the premises, or any breach by Tenant of any term, covenant or condition of this Lease to be performed or observed By Tenant.

Section 14.2. (a) Indemnity of Landlord. Tenant shall defend, indemnify and save Landlord harmless from and against any and all claims, actions, demands, damages, liability and expenses (including counsel fees) for injury to the property of others and injury or death of persons, which is caused by or arises out of or in connection with Tenant’s use or occupancy of the premises or the common areas, or any thing, matter or condition of, on or pertaining to the premises, or any act or omission of Tenant, its agents, employees, or contractors, or out of breach by Tenant of any term, covenant or condition of this Lease to be performed or observed By Tenant.

     (b) Liability Insurance. Tenant shall, at its expense, maintain Commercial General Liability Insurance, and sprinkler damage liability insurance, if applicable, covering personal injury and property damage, which shall include Landlord and Tenant as named insureds, and shall include contractual indemnity coverage for Tenant’s liability hereunder with combined minimum liability limits of Two Million Dollars ($2,000,000.00) written on an occurrence basis. The foregoing limits shall be increased every five (5) years to an amount equal to that then carried by similar businesses in The Baltimore Metropolitan Area.

     (c) Plate Glass Insurance. Tenant shall, at its expense, maintain plate glass insurance for the full replacement value of all plate glass in the premises.

     (d) Carrier. All insurance required by this Lease shall be written with insurance companies licensed to do business in Maryland and shall contain an endorsement requiring thirty (30) days prior written notice to Landlord of any modification, cancellation or surrender.

     (e) Delivery of Policies. Prior to the beginning of the term Tenant shall deliver to Landlord the original insurance policies required by this Article bearing a notation by the insurer or its agent that the premium is paid; and renewal certificates of each policy shall be delivered to Landlord at least thirty (30) days prior to the expiration of any policy term bearing a notation that the renewal premium has been paid.

ARTICLE XV

REAL ESTATE TAXES

Section 15.1. Payment of Real Estate Taxes. Tenant shall pay to Landlord, promptly upon demand, its share of all real estate taxes, assessments and other governmental charges levied against the Center. Tenant’s share is 7% of the total payable for the Center. Tenant shall pay all real estate or other taxes attributable to improvements to the premises made by Tenant. When Tenant makes any leasehold improvements to the premises, it shall promptly furnish Landlord with a certified statement of the cost; and the taxes attributable thereto shall be paid by Tenant. Tenant’s obligation to pay taxes and other charges shall be apportioned with respect to the tax years in which the term begins and ends, and Tenant shall pay to Landlord, at the beginning of the term, its apportioned share for the balance of the tax year in which the term begins. Taxes are paid in July and Tenant’s share for the current year would be $4,000.00. Upon request, Landlord shall provide Tenant with a copy of the bill, Tenants share of taxes shall be apportioned for the year in which the term begins and ends, if appropriate.

Section 15.2. Licenses and Permits. Tenant shall obtain all permits respecting Tenant’s use and occupancy of the premises, and shall pay all minor privilege charges, occupancy permit fees, license fees or other charges or taxes which are imposed on or with respect to the premises and the use and occupancy thereof.

ARTICLE XVI

TENANT’S PROPERTY

Section 16.1. Trade Fixtures. Trade fixtures and equipment (called “fixtures” in this Article) installed by Tenant in the premises shall be owned, leased or financed in the name of Tenant only. Promptly upon request, Tenant shall furnish Landlord with evidence of the nature of its interest in the fixtures. The fixtures shall be maintained by Tenant in attractive condition and in good repair, and shall remain the property of Tenant. Fixtures shall be removable at the expiration of the term if Tenant is not then in default under this Lease, and shall be removed by Tenant at the end of the term upon Landlord’s demand; and upon removal Tenant shall repair any damage to the premises caused by installation or removal of fixtures and any wear and tear caused by the presence or use of the fixtures.

Section 16.2. Negligence of Landlord and Acts of Other Tenants. Tenant shall carry a standard business owners insurance policy on Tenant improvement and its trade fixtures, merchandise and other personal property in the premises for their full replacement value, and Landlord shall be named as an additional insured. Landlord shall not be liable to Tenant for any damage to any such property or to any property required to be insured by Tenant, from any cause, unless (i) the damage is due to Landlord’s negligence and (ii) the damage is caused by an occurrence which is not an insured hazard under the standard business owners policy available for insuring property of Tenant at the time of the loss; it being understood that it is not the intention of the parties that Landlord be relieved from liability to Tenant for negligence contrary to any statute or public policy of the State of Maryland, but rather that Tenant avail itself of available insurance coverage without subjecting Landlord to liability for losses that could have been insured, and without subjecting Landlord to subrogation claims of any insurer.

ARTICLE XVII

LANDLORD’S ENTRY ON PREMISES

Section 17.1. Landlord and its representatives may enter the premises at reasonable times to inspect the premises, to enforce the provisions of this Lease, to make repairs required of it hereunder, to rectify defaults of Tenant pursuant to the rights granted to Landlord hereunder, to make repairs to other premises in the Center, to check the temperature in the premises and to repair any utility lines or system or systems servicing other parts of the Center or to rectify any condition in the premises adversely affecting other occupants of the Center. Landlord may bring upon the premises all things necessary to perform any work done in the premises pursuant to this Section. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the premises, except as otherwise specifically provided in this Lease. Any work performed by Landlord hereunder shall be performed with reasonable care and completed expeditiously, subject to excusable delays under Section 9.01.

ARTICLE XVIII

FIRE OR OTHER CASUALTY

Section 18.1. Repair and Restoration. If the premises are damaged or destroyed by fire, or other casualty included in the standard extended coverage endorsement to fire insurance policies used in Maryland, Landlord shall, with reasonable diligence, but subject to delays in adjusting the insurance loss and excusable delays, repair the damage to (or replace) those parts of the premises and the facilities therein which were originally constructed and/or installed by Landlord. Tenant shall with reasonable diligence repair the damage to (or replace) those parts of the premises and the facilities therein which were originally constructed and/or installed by Tenant, and all other leasehold improvements made by Tenant. Notwithstanding the foregoing, if as a result of any casualty the premises is substantially destroyed, or the building in which the premises are located is substantially destroyed or damaged (irrespective of damage to the premises), then Landlord may, by notice to Tenant within one month after such occurrence, elect to terminate this Lease, in which event this Lease shall terminate on the date specified in such notice and all obligations of the parties hereunder shall be adjusted as of such date. Except as otherwise provided in this Section, this Lease shall not terminate as a result of any damage or destruction to the premises. If the premises are rendered untenantable, in whole or in part, because of such casualty, the minimum rent payable by Tenant shall abate proportionately to Tenant’s loss of use until the damage has been repaired.

Section 18.2. Payment of Insurance Premiums. Landlord shall maintain all risk hazard insurance and rental loss insurance on the Center, including the premises, in such amounts as it may desire or which may be required by any mortgage lender. Tenant shall pay to Landlord, promptly upon demand, Tenant’s share of the premiums for this insurance. Tenant’s share is 7% of the total premiums for the Center. At the beginning of the term, Tenant shall pay Landlord its share of the premium for the balance of the premium year. Insurance premiums are paid in September and Tenant’s share for the current year would be $425.00. Upon request, Landlord shall provide Tenant with a copy of the bill, Tenants share of insurance shall be apportioned for the years in which the term begins and ends, if appropriate.

ARTICLE XIX

EMINENT DOMAIN

Section 19.1. Effect of Total or Partial Condemnation. If the premises are condemned in whole or part under power of eminent domain, this Lease shall terminate on the date title or possession vests in the condemning authority, whichever is first. Rent, Additional Rent and other changes payable hereunder shall be apportioned as of the date of termination.

Section 19.2. Other Condemnation in the Center. If the building in which the premises is located or if other buildings in the Center are condemned under the power of eminent domain, or if the nature, location or extent of any proposed condemnation affecting the Center is such that Landlord elects in good faith to demolish all or substantially all of the building in which the premises is located, then Landlord may terminate this Lease by giving written notice of termination to Tenant at any time after such condemnation, and this Lease shall terminate on the date specified in such notice.

Section 19.3. Condemnation Awards. In the event of any condemnation of all or part of the premises or the Center, Tenant shall not be entitled to share in any part of the condemnation award (including consequential damages) for the taking, either for its leasehold estate or for its rights to use any of the common areas of the Center, whether or not this Lease is terminated under the provisions of this Article by reason of condemnation. Tenant shall, however, be entitled to retain any separate award obtained from the condemning authority for moving expenses and loss of trade fixtures to the extent compensable without diminution of Landlord’s award.

Section 19.4. Definitions. As used herein, the terms “condemned” and “condemnation” include sale by Landlord to a condemning authority under threat of condemnation. Landlord shall have the power and authority to convey the entire fee simple title in all or any part of the premises or the Center to the condemning authority without Tenant’s joinder, and any such conveyance by Landlord alone shall be deemed free and clear of any leasehold or other interest of Tenant therein, and any condemning authority shall be entitled to rely upon the provisions of this sentence in accepting a deed from Landlord alone. As use herein the term “condemnation award” includes the proceeds from any sale to a condemning authority under threat of condemnation.

ARTICLE XX

BANKRUPTCY OR INSOLVENCY

Section 20.1. If any transfer of Tenant’s interest in the premises is made under execution or similar legal process, or if a petition is filed by or against Tenant to adjudicate Tenant a bankrupt or insolvent under any federal or state law, or if a receiver or trustee is appointed for Tenant’s business or property and such appointment is not vacated within thirty (30) days, or if a petition is filed by or against Tenant under any provision of federal or state law for a corporate reorganization of Tenant or an arrangement with creditors, or if Tenant makes an assignment or deed of trust for the benefit of its creditors, or if in any other manner Tenant’s interest under this Lease shall pass to another by operation of law, then, Tenant shall be deemed to have committed a material breach of this Lease, and Landlord may, at its option, terminate this Lease and reenter the premises; but, notwithstanding such termination. Tenant shall remain liable for all rent and damages which may be due at the time of termination and for the liquidated damages set forth in Section 21.3 of this Lease. Nothing contained in this Lease shall be deemed to preclude Landlord from obtaining the maximum amount recoverable from Tenant under law in any proceeding referred to in this Section; and Tenant hereby covenants that in the event of a termination or reentry under this Section, Tenant shall be liable to

Landlord for the maximum amount recoverable from Tenant under the law pertaining to proceeding resulting in reentry or termination by Landlord.

ARTICLE XXI

DEFAULTS AND REMEDIES

Section 21.1. Abatement of Tenant’s Defaults. If Tenant fails to maintain any insurance required to be maintained by it under this Lease, or fails to furnish evidence of insurance renewals at the times in this Lease required, or allows such insurance to lapse or be canceled, Landlord may obtain such insurance for Tenant without notice. If Tenant defaults in the performance or observance of any other non-monetary term, covenant or condition to be performed or observed by it under this Lease, and such default continues for more than fifteen (15) days after written notice thereof, Landlord may take action to rectify such default on Tenant’s behalf and Landlord may rectify such default on Tenant’s behalf immediately and without such notice if immediate action is reasonably believed to be required in order to avoid injury or damage to other persons or property (including Landlord’s property). Landlord may enter the premises to rectify such defaults.

     All money advanced and costs and expenses incurred by Landlord in rectifying any default (including Landlord’s reasonable legal fees) together with interest thereon at the rate of twelve percent per annum from the date advanced until paid, shall be repaid by Tenant to Landlord on demand.

Section 21.2. Distraint and Default Rent. If any payments of rent or additional rent are in arrears for more than ten (10) days after written notice of non-payment, (a) Landlord may distrain therefore, and shall be entitled to the benefit of all laws pertaining to distraint or actions in the nature of distraint; and (b) beginning on the 11th day of arrearage and continuing until such arrearage is paid, Tenant shall be liable to Landlord for payment of additional rent (herein called “arrearage rent” for the purpose of this Section) for the period of such arrearage at a daily rate equal to one percent (1%) of such arrearage for each of the first ten (10) days thereof, and an annual rate of fifteen percent (15%) of such arrearage thereafter. Any payments by Tenant to Landlord made after the accrual of arrearage rent may be applied by Landlord to such arrearage rent irrespective of the obligation for which Tenant may earmark such payment.

Section 21.3. Termination and/or Reletting for Default: Liquidated Damages. If Tenant defaults in the payment of rent or additional rent payable under this Lease, and such default continues for more than ten (10) days after written notice of non-payment; or if Tenant defaults in the performance or observance of any term, covenant or condition to be performed by it hereunder which may be performed merely by the payment of money and such default is not rectified within five (5) days after written notice thereof; if Tenant shall allow any insurance policy required to be carried by it hereunder to lapse or to be canceled; of if Tenant defaults in the performance or observance of any other term, covenant or condition of this Lease on its part to be performed or observed and does not commence to rectify such default within fifteen (15) days after written notice thereof or does not thereafter diligently complete the rectification thereof; if Tenant vacates or abandons the premises; then, in any of such events, Landlord may, at its option, (i) terminate this Lease and reenter the premises; or (ii) reenter the premises without terminating this Lease, and assume custody and control thereof for the purpose of protecting the premises and/or for reletting the premises as agent for Tenant, if Landlord elects to relet, and such agency shall be deemed as a power coupled with an interest and shall be irrevocable; and in either such event Landlord shall be entitled to the benefit of all provisions of the public general laws of Maryland and the public local laws and ordinances of the locality in which the premises is located respecting the summary eviction of tenants in default or tenants holding over, or respecting proceedings in forcible entry and detainer. Notwithstanding the foregoing:

     (a) Tenant shall remain liable for any rent and damages which may be due or sustained prior thereto, and shall pay Landlord for all costs and expenses, including, but not limited to, attorneys’ and brokers’ fees and expenses, paid or incurred by Landlord in connection with: (i) obtaining possession of the premises; (ii) removal and storage of Tenant’s or other occupant’s property; (iii) care, maintenance and repair of the premises while vacant; (iv) reletting the whole or any part of the premises; and (v) repairing, altering, renovating, partitioning, enlarging, remodeling or otherwise putting the premises, either separately or as part of larger premises, into condition acceptable to, and reasonably necessary to obtain new tenants.

     (b) In the event this Lease is terminated pursuant to the above, Tenant shall further be liable to Landlord for liquidated damages to be calculated and payable as follows: the monthly rent and additional rent payable by Tenant hereunder, shall be payable when due for the balance of the term, less the rent, if any, received by Landlord from others to whom the premises may be rented on such terms and conditions and at such rentals as Landlord, in its sole discretion, shall deem proper; provided, however, if Tenant fails to pay any such amount when due, Landlord shall be entitled to receive a lump sum payment equal to the difference between the annual rent and additional rent payable for the balance of the term (including annual taxes and insurance premiums), and the fair rental value of the premises for the balance of the term: provided, however, that if Landlord relets the premises for all or a part of the balance of the term then Landlord may, at its option, designate the monthly fair rental value of the premises for the balance of the term as being equal to the average monthly rent payable by the new tenant.

ARTICLE XXII

CUMULATIVE REMEDIES AND GOVERNING LAW

Section 22.1. Remedies Cumulative. Mention in this Lease of any specific right or remedy shall not preclude Landlord from exercising any other right or remedy available at law or in equity; and the failure of Landlord to insist in any one or more instances upon a strict or prompt performance of any obligation of Tenant under this Lease or to exercise any option, right or remedy herein contained or available at law or equity shall not be construed as a waiver or relinquishment thereof, unless expressly waived in writing by Landlord. The waiver by Landlord of any breach of this Lease shall not constitute a waiver of the covenant, term or condition breached or of any subsequent breach of the same or any other covenant, term or condition of this Lease; and the acceptance by Landlord of rent during the continuance of any breach of this Lease by Tenant shall not constitute a waiver of such breach. Whenever any provision of this Lease require Landlord’s consent to any act or conduct of Tenant, such provision shall be construed to mean Landlord’s written consent; and knowledge of, or acquiescence by Landlord in, any act or conduct shall not be deemed a waiver of the requirement for written consent. Exercise by Landlord, or the beginning of the exercise by Landlord, of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not be construed as an election of remedies so as to preclude the simultaneous or subsequent exercise by Landlord of any other right or remedy for such breach. If Landlord obtains a judgment against Tenant arising out of any default by Tenant under this Lease, then Tenant shall pay Landlord reasonable counsel fees incurred by Landlord in connection therewith.

Section 22.2. Governing Laws. This Lease shall be construed under the laws of the State of Maryland. The parties acknowledge that this Lease has been drafted, negotiated, made, delivered and consummated in the State of Maryland.

Section 22.3. No Trial by Jury. Landlord and Tenant hereby mutually waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other with respect to any matter arising out of or in any way connected with this Lease or the use and occupancy of the premises.

ARTICLE XXIII

RECORDING; NO REDEMPTION OR MERGER

Section 23.1. Recording. Either party may, at its expense, record a memorandum of this Lease among the Land Records of the political subdivision in which the premises are located.

Section 23.2. Waiver of Redemption. The parties stipulate that the premises is leased exclusively for commercial purposes within the meaning of Section 8-110(a) of the Real Property Article of the Annotated Code of Maryland, and that the provisions of Section 8-110(b) of said Article (or of any future statute) pertaining to redemption of reversionary interests under leases shall be inapplicable to this Lease.

ARTICLE XXIV

NOTICES

Section 24.1. All notices from either party to the other under this Lease shall be sent by registered or certified U.S. mail, return receipt requested or by private courier service or hand delivered with signed receipt. Whenever in this Lease reference is made to a notice to be given, such notice shall be deemed to be given when mailed, wired or hand delivered to the proper notice address of the party to be notified.

     Notices to Landlord shall be addressed to it at P.O.Box 128, Mt. Airy, Maryland 21771. Notices to Tenant shall be addressed to it at the premises or 23 Walker Avenue, Baltimore, Maryland 21208, with a copy to John R. Wise, Esquire, Suite 1100, 100 Light Street, Baltimore, Maryland 21202. Either party may, from time to time, designate a different address for receiving notices, by giving the other party notice of the change of address in the manner above specified.

ARTICLE XXV

MISCELLANEOUS PROVISIONS

Section 25.1. Successors and Assigns. This Lease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its permitted successors and assigns. As used herein the term “Tenant” includes its permitted successors and assigns, and the term “Landlord” includes its successors and assigns.

     If Landlord transfers its estate in the premises, or if Landlord further leases the premises subject to this Lease, Landlord shall thereafter be relieved of all obligations of Landlord expressed in this Lease or implied by law.

     If Tenant obtains a money judgment against Landlord, any partner of Landlord or Landlord’s successors or assigns under any provisions of, or with respect to this Lease or on account of any matter, condition or circumstance arising out of the relationship of the parties under this Lease, Tenant’s occupancy of the premises or Landlord’s ownership of the Center, Tenant shall be entitled to have execution upon such judgment only upon Landlord’s fee simple estate in the Center and not out of any other assets of Landlord, any partner of Landlord, or Landlord’s successors or assigns; and Landlord shall be entitled to have any judgment so qualified to constitute a lien only on said estate, subject to any liens antedating such judgment.

Section 25.3. Entire Agreement. This Lease contains the final agreement between the parties hereto. Landlord shall not have any obligation not expressly set forth herein; and neither party shall be bound by any promises or representations prior to the date hereof which are not expressly set forth herein.

Section 25.4. Captions: Deletions: Definitions. The headings and captions used in this Lease are for convenience only and are not a part of this Lease. If any printed provision of this Lease is deleted by the parties, such deletion may not be utilized in interpreting the rights of the parties hereunder: but each party shall have all rights which it would have had, at law or otherwise, if such deleted provision has never been printed herein.

Section 25.5. Floor Plan. Nothing shown on Exhibit A shall be deemed to be a representation by Landlord as to any matter respecting the Center or as a condition of this Lease, unless such representation or condition is expressly set forth herein, Exhibit A is attached only for the purpose of showing the size and location of the Premises.

Section 25.6. Obligations Surviving Termination. If this Lease is terminated for any reason other than default of Tenant, all liabilities of the parties shall be adjusted as of the effective date of termination. Any termination by reason of a default of Tenant shall not affect any obligation or liability of Tenant under this Lease which accrued prior to the effective date of termination, and all such obligations and liabilities of Tenant shall survive termination.

Section 25.7. Genders. The use of the masculine, feminine or neuter gender here in shall be deemed to mean the correct gender applicable, and the use of the singular shall include the plural, or conversely, as the context may require.

Section 25.8. Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and every other term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 25.9. Brokers. Tenant represents and warrants that it has not dealt with any broker or realtor in respect of this Lease except Donald J. Dietz, H&R Retail, Inc. and agrees to defend, indemnify and save Landlord harmless against all demands, claims and liabilities arising out of any dealings between Tenant and any other broker or realtor.

Section 25.10. No Partnership. By executing this Lease, Landlord does not, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of Tenant’s business, or otherwise. Any provisions of this Lease regarding the use of the premises or operation of Tenant’s business are included solely for the purpose of maintaining an orderly shopping center.

Section 25.11. Surrender of Premises. At the expiration of the tenancy hereby created, or upon any reentry by Landlord pursuant to this Lease, Tenant shall, without notice to quit, which Tenant hereby waives, surrender the premises in the same condition as the premises were upon the commencement of the initial term, reasonable wear and tear excepted, and shall deliver all keys for the premises to Landlord at the place then fixed for the payment of rent, and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the premises. Tenant shall remove all of its trade fixtures and inventory and any alterations, additions or improvements which Landlord requires to be removed before surrendering the premises as aforesaid, and shall repair any damage to the premises caused by removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

     IN WITNESS WHEREOF, the parties have executed this Lease under their respective hands and seals as of the day and year first above written:

WITNESS:	LANDLORD: LPR ASSOCIATES

/s/ H. Virgil Porter	By:	/s/ James W. Linton, Jr. (SEAL)

James W. Linton, Jr., General Partner

TENANT: MR. TIRE, INC.

/s/ H. Virgil Porter	By:	/s/ Fredric Tomarchio (SEAL)

Fredric Tomarchio, President